Exhibit 99.1

NV5 ACQUIRES BOCK & CLARK, A NATIONAL PROVIDER OF REAL ESTATE TRANSACTIONAL SERVICES

Hollywood, FL – April 17, 2017 – NV5 Global, Inc. (the “Company” or “NV5”) (Nasdaq: NVEE), a provider of professional and technical engineering and consulting solutions, announced today that it has acquired Bock & Clark Corporation (“Bock & Clark”), an established American Land Title Association (ALTA) surveying, commercial zoning, and environmental services firm based in Akron, Ohio. Bock & Clark has eight offices in the U.S. and annual revenues of approximately $39 million.  The company was purchased entirely in cash with the exception of restricted stock granted to key employees and will be immediately accretive to NV5’s earnings.

Bock & Clark is the largest company providing ALTA surveys in the U.S. and is organized to serve single or multiple site-engagements. In addition to ALTA, boundary, topographic and aerial surveys, Bock & Clark’s team of 105 professionals and nationwide network of consultants specialize in the preparation of zoning reports and letters and environmental services. Bock & Clark’s clients include major national law firms, financial institutions, REITs, multi-property owners, and title companies.

Dickerson Wright, PE, Chairman and CEO of NV5, said, “We are so pleased to welcome the Bock & Clark team to the NV5 family. Bock & Clark will not only introduce NV5 into a new market of reoccurring revenue that fits well within our existing service lines, but will bring us into new geographies where we foresee considerable growth. I am impressed with Bock & Clark’s organic growth in gross revenues from $12 million in 2010 to $39 million in 2016 while maintaining profit margins which were well above industry standards. Our goal will be to continue their organic growth by promoting cross selling opportunities within our existing business lines while focusing on strategic opportunities to increase Bock & Clark’s market share nationwide. We especially anticipate opportunities for cross-selling within our infrastructure engineering, surveying, and program management groups and with our financial and transactional real estate clients.”

Jeffrey Echko, President and CEO of Bock & Clark, said, “We are excited to have Bock & Clark join NV5 as their entry point into the commercial real estate market. Being part of NV5 will provide opportunities for both NV5 and Bock & Clark employees with many synergies between the companies. This combination is a great opportunity for our company and we are looking forward to a successful and prosperous future as part of the NV5 family.”

About Bock & Clark Corporation

 Founded in 1973, Bock & Clark is a leading provider of commercial real estate due diligence services. With offices in Ohio, Pennsylvania, Florida, Oklahoma, California, Colorado and Rhode Island, Bock & Clark serves clients in all 50 states and Canada in the following capacities: ALTA land and title surveys, boundary surveys,  topographic surveys, aerial survey zoning reports and letters, and environmental services. Bock & Clark employs experienced professionals to research and prepare each of these products resulting in due diligence efficiency.

About NV5

NV5 Global, Inc. (NASDAQ:NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, engineering and support services, energy, program management, and environmental solutions. The Company operates out of 75 locations in 26 states nationwide and abroad in Macau, Shanghai, Hong Kong, and Vietnam. For additional information, please visit the Company’s website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this news release. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the “Risk Factors” set forth in the Company’s most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contact

NV5 Global, Inc.

Lauren Wright, PhD

Director of Investor Relations

Tel: +1-408-392-7233

Email: ir@nv5.com